UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Community Bank System, Inc.

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COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway
DeWitt, New York 13214-1883
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 17, 2008
     To the Shareholders of Community Bank System, Inc.:
     At the direction of the Board of Directors of Community Bank System, Inc., a Delaware corporation (the “Company”), NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of the Company (the “Meeting”) will be held at 1:00 p.m. on Wednesday, May 21, 2008 at the Regina A. Quick Center for the Arts, St. Bonaventure University, St. Bonaventure, New York in order to vote on the following matters:
1.	Elect three directors to hold office for a term of three years and until their successors have been duly elected;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year;

3.	Consider a shareholder proposal to eliminate the classified board of directors; and

4.	Transact of any other business which may properly be brought before the Meeting or any adjournment thereof.
By Order of the Board of Directors

Donna J. Drengel
Secretary

YOUR VOTE IS IMPORTANT. YOU ARE THEREFORE REQUESTED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR IF YOU DO ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AT THAT TIME AND VOTE IN PERSON IF YOU WISH.

PROXY STATEMENT
VOTING RIGHTS AND PROXIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
ITEM ONE: ELECTION OF DIRECTORS AND INFORMATION WITH RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS
NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
COMPENSATION OF EXECUTIVE OFFICERS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION DISCLOSURE TABLES
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
RETIREMENT PLAN BENEFITS
PENSION BENEFITS
Nonqualified Deferred Compensation Plan
AUDIT COMMITTEE REPORT
ITEM TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES PAID TO PRICEWATERHOUSECOOPERS LLP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ITEM THREE: SHAREHOLDER PROPOSAL TO ELIMINATE CLASSIFIED BOARD OF DIRECTORS
SHAREHOLDER PROPOSALS
OTHER MATTERS

COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway
DeWitt, New York 13214-1883
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 21, 2008
     This Proxy Statement is furnished as part of the solicitation of proxies by the Board of Directors (the “Board”) of Community Bank System, Inc. (the “Company”), the holding company for Community Bank, N.A. (the “Bank”), for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held at 1:00 p.m. on Wednesday, May 21, 2008, at the Regina A. Quick Center for the Arts, St. Bonaventure University, St. Bonaventure, New York. This Proxy Statement and the form of Proxy are first being sent to Shareholders on approximately April 17, 2008.
     At the Meeting, the Shareholders will be asked to vote for the election of directors and the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2008 fiscal year. Three of the total of nine directors who currently serve on the Company’s Board will stand for re-election to the Board at the Meeting. Voting will also be conducted on any other matters which are properly brought before the Meeting, including a shareholder proposal.
VOTING RIGHTS AND PROXIES
     The Board has fixed the close of business on April 3, 2008 as the record date for determining which Shareholders are entitled to notice of and to vote at the Meeting. At the close of business on the record date, 29,904,232 shares of common stock were outstanding and entitled to vote at the Meeting, which is the Company’s only class of voting stock. Each share of outstanding common stock is entitled to one vote with respect to each item to come before the Meeting. The Bylaws of the Company provide that one-third of the outstanding shares of the Company, represented in person or by proxy, shall constitute a quorum at a Shareholder meeting.
     If the enclosed form of Proxy is properly executed and returned to the Company prior to or at the Meeting, and if the Proxy is not revoked prior to its exercise, all shares represented thereby will be voted at the Meeting and, where instructions have been given by a Shareholder, will be voted in accordance with such instructions.
     Any Shareholder executing a Proxy which is solicited hereby has the power to revoke it at any time prior to its exercise. A Proxy may be revoked by giving written notice to the Secretary of the Company at the Company’s address set forth above, by attending the Meeting and voting the shares of stock in person, or by executing and delivering to the Secretary a later-dated Proxy.

     The Company will bear all costs of soliciting Proxies. The solicitation of Proxies will be by mail, but Proxies may also be solicited by telephone, telegram, or in person by directors, officers, and other regular employees of the Company or of the Bank. Should the Company, in order to solicit Proxies, request the assistance of other financial institutions, brokerage houses, or other custodians, nominees, or fiduciaries, the Company will reimburse such persons for their reasonable expenses in forwarding proxy materials to Shareholders and obtaining their Proxies.
     The Annual Report of the Company for the fiscal year ended December 31, 2007, incorporating the Form 10-K filed by the Company with the Securities and Exchange Commission, is being sent to Shareholders with this Proxy Statement.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table provides information as of December 31, 2007 with respect to any person known by the Company to beneficially own more than 5% of the Company’s outstanding stock. The information included in the table is from Schedules 13G filed with the Securities and Exchange Commission by the listed beneficial owners.

	Number of Shares
Name and Address	of Common Stock
of Beneficial Owner	Beneficially Owned	Percent of Class
Barclays Global Investors, NA	2,691,111 (1)	9.07%
45 Freemont Street San Francisco, CA 94105

Dimensional Fund Advisors LP	2,533,291 (2)	8.54%
1299 Ocean Avenue Santa Monica, CA 90401

(1)	Based on information contained in the referenced Schedule 13G filing, Barclays Global Investors, NA, has sole voting power with respect to 2,229,081 shares and sole dispositive power with respect to all shares listed.

(2)	Based on information contained in the referenced Schedule 13G filing, Dimensional Fund Advisors LP has sole voting power and sole dispositive power with respect to all shares listed.

ITEM ONE: ELECTION OF DIRECTORS AND INFORMATION WITH
RESPECT TO DIRECTORS AND EXECUTIVE OFFICERS
     The first item to be acted upon at the Meeting is the election of three directors, each to hold office for three years and until his successor shall have been duly elected and qualified. Directors Brian R. Ace, Paul M. Cantwell, Jr., and William M. Dempsey, whose terms are scheduled to expire as of the date of the Meeting, will stand for re-election. The nominees receiving a plurality of the votes represented in person or by proxy at the Meeting will be elected directors.
     All Proxies in proper form which are received by the Board prior to the election of directors at the Meeting will be voted “FOR” the nominees listed below, unless authority is withheld in the space provided on the enclosed Proxy. Each nominee is presently a director of the Company, and each director of the Company is also presently a director of the Bank. In the event any nominee declines or is unable to serve, it is intended that the Proxies will be voted for a successor nominee designated by the Board. All nominees have indicated a willingness to serve, and the Board knows of no reason to believe that any nominee will decline or be unable to serve if elected. The nine members of the Board whose terms will continue beyond the Meeting (including the nominees for election at the Meeting, if elected) are expected to continue to serve on the Board until their respective terms expire or until attainment of mandatory retirement age in accordance with the Company’s bylaws.
     The information set forth below is furnished for each nominee for director to be elected at the Meeting and each director of the Company whose term of office continues after the Meeting. The share ownership numbers for certain directors include shares that would be issuable upon exercise of “Offset Options” granted to these directors in order to reduce the Company’s liability under its Stock Balance Plan. The purpose of the Offset Options is explained on page 12. See footnote “(e)” on pages 6-7 for the number of currently exercisable stock options (including, without limitation, Offset Options) held by specific directors.
NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE

	Director of		Shares of Company Common
	the	Business	Stock Beneficially Owned (c)
Name and	Company	Experience During	as of April 3, 2008 (d)
Age (a)	Since	Past Five Years (b)	Number(e)	Percent
Nominees (for terms to expire at Annual Meeting in 2011):

Brian R. Ace (g) Age 53	2003	Owner, Laceyville Hardware, Laceyville, Pennsylvania.	75,490	.25%

Paul M. Cantwell, Jr. Age 66	2001	Owner, law firm of Cantwell & Cantwell, Malone, New York. Prior to January 2001, Chairman and President, The Citizens National Bank of Malone.	157,352	.53%

	Director of		Shares of Company Common
	the	Business	Stock Beneficially Owned (c)
Name and	Company	Experience During	as of April 3, 2008 (d)
Age (a)	Since	Past Five Years (b)	Number(e)	Percent
William M. Dempsey Age 69	1984	Retired. Prior to 2001, Assistant to the President, Rochester Institute of Technology, Rochester, New York; President/Dean, American College of Management and Technology (RIT), Dubrovnik, Croatia (August 1997 — July 1999); prior to August 1997, Vice President of Finance and Administration, RIT.	120,144	.40%

Directors Continuing in Office:

Terms expiring at Annual Meeting in 2009:

David C. Patterson Age 66	1991	President and owner of Wight and Patterson, Inc., manufacturer and seller of livestock feed located in Canton, New York.	132,952	.44%

Sally A. Steele (g) Age 52	2003	Attorney, self-employed as general practitioner with concentration in real estate and elder law, Tunkhannock, Pennsylvania.	74,799	.25%

Mark E. Tryniski Age 47	2006	President and Chief Executive Officer of the Company. From August 2004 through July 31, 2006, Executive Vice President and Chief Operating Officer of the Company. From March 2004 through July 2004, Executive Vice President, Chief Operating Officer and Chief Financial Officer of the Company. From July 2003 through February 2004, Executive Vice President and Chief Financial Officer of the Company. Prior to 2003, partner at the firm of PricewaterhouseCoopers LLP in Syracuse, New York.	65,930	.22%

	Director of		Shares of Company Common
	the	Business	Stock Beneficially Owned (c)
Name and	Company	Experience During	as of April 3, 2008 (d)
Age (a)	Since	Past Five Years (b)	Number(e)	Percent
Terms expiring at Annual Meeting in 2010:

Nicholas A. DiCerbo Age 61	1984	Partner, law firm of DiCerbo and Palumbo, Olean, New York.	294,943	.98%

James A. Gabriel Age 60	1984	Owner, law firm of Franklin & Gabriel, Ovid, New York.	177,009	.59%

Charles E. Parente (f) Age 67	2004	Chief Executive Officer of Pagnotti Enterprises, Inc., a diversified holding company whose primary business includes workers’ compensation insurance, real estate, anthracite coal mining preparation and sales; Chairman of CP Media, LLC, owner and operator of broadcast television stations.	348,274	1.16%

Shares of Company Common
	Business	Stock Beneficially Owned (c)
Name and	Experience During	as of April 3, 2008 (d)
Age (a)	Past Five Years (b)	Number(e)	Percent
The following information summarizes the security ownership of the named executive officers of the Bank who are not directors:

Scott A. Kingsley Age 43	Executive Vice President, Chief Financial Officer. Prior to August 2004, Vice President and Chief Financial Officer of Carlisle Engineered Products, Inc.	26,690	.09%

		Shares of Company Common
	Business	Stock Beneficially Owned (c)
Name and	Experience During	as of April 3, 2008 (d)
Age (a)	Past Five Years (b)	Number(e)	Percent
Brian D. Donahue Age 52	Executive Vice President and Chief Banking Officer	72,455	.24%

Thomas A. McCullough Age 61	President, Pennsylvania Banking. Prior to November 2003, President and Chief Executive Officer of Grange National Banc Corp.	31,677	.11%

J. David Clark Age 54	Senior Vice President and Chief Credit Officer	63,752	.21%

Number of shares of Company common stock beneficially owned by all directors, persons chosen to become directors and executive officers of the Company as a group (14 persons)		1,646,782	5.37%

(a)	No family relationships exist between any of the aforementioned directors or executive officers of the Company.

(b)	Other than Mr. Tryniski, who serves as a director of CONMED Corporation, and Mr. Parente, who serves as a director of W.P. Carey & Co. LLC, no nominee or continuing director of the Company holds a directorship with any public company (other than the Company) which is registered under the Securities Exchange Act of 1934, or with any company which is a registered investment company under the Investment Company Act of 1940.

(c)	Represents all shares as to which named the individual possessed sole or shared voting or investment power as of April 3, 2008. Includes shares held by, in the name of, or in trust for, the spouse and dependent children of the named individual and other relatives living in the same household, even if beneficial ownership has been disclaimed as to any of these shares by the nominee or director.

(d)	The listed amounts include shares as to which certain directors and named executive officers are beneficial owners but not the sole beneficial owners as follows: Mr. Ace holds 3,828 shares jointly with his wife, his wife holds 121 shares, and 16,457 shares are held in the name of Laceyville Hardware, of which Mr. Ace is owner; Mr. Cantwell’s wife holds 10,450 shares; Mr. Clark holds 3,300 shares with his wife and is the beneficial owner of 11,056 shares held by the Company’s 401(k) Plan; Mr. DiCerbo holds 66,594 shares jointly with his wife, 98,290 shares are held in the name of the law partnership of DiCerbo and Palumbo of which 150 shares are pledged as security for a letter of credit, and his wife holds 1,845 shares; Mr. Donahue is the beneficial owner of 4,801 shares held by the Company’s 401(k) Plan; Mr. Kingsley is the beneficial owner of 593 shares held by the Company’s 401(k) Plan; Mr. McCullough holds 108 shares jointly with his wife and is the beneficial owner of 1,994 shares held by the Company’s 401(k) Plan; Mr. Parente holds 16,000 shares as Trustee of the C.E. Parente Trust U/A, his wife holds 3,000 shares, and 293,000 shares are held by a partnership controlled by Mr. Parente; Mr. Patterson holds 4,760 shares jointly with his wife and 5,610 shares as Trustee for the Wight and Patterson Retirement Plan; Ms. Steele holds 38,622 shares jointly with her husband; and Mr. Tryniski is the beneficial owner of 4,987 shares held by the Company’s 401(k) Plan.

(e)	Includes shares that the following individuals currently have the right to acquire, or will have the right to acquire within 60 days of April 3, 2008, through exercise of stock options issued by the Company: Mr. Ace, 40,577 shares; Mr. Cantwell, 43,802 shares; Mr. Clark, 40,294 shares; Mr. Dempsey, 115,794 shares;

Mr. DiCerbo, 106,088 shares; Mr. Donahue, 52,262 shares; Mr. Gabriel, 103,874 shares; Mr. Kingsley, 20,992 shares; Mr. McCullough, 27,504 shares; Mr. Parente, 28,461 shares; Mr. Patterson, 103,734 shares; Ms. Steele, 36,177 shares; and Mr. Tryniski, 42,661 shares. These shares are included in the total number of shares outstanding for the purpose of calculating the percentage ownership of the foregoing individuals and of the group as a whole, but not for the purpose of calculating the percentage ownership of other individuals listed in the foregoing table.

(f)	Pursuant to the terms of a Merger Agreement, dated as of March 11, 2004, providing for the merger of First Heritage Bank with and into the Bank (which merger was consummated in May 2004), the Company agreed to appoint one of First Heritage Bank’s former shareholders, Charles E. Parente, to serve as a member of the Company’s Board of Directors for a term expiring at the 2007 Annual Shareholders Meeting. The Merger Agreement further provided that, subject to the exercise of the Board’s fiduciary duty, Mr. Parente would be nominated for at least one additional three-year term upon expiration of his initial term, and that the Board would recommend that the Company’s Shareholders vote in favor of his re-election.

(g)	Pursuant to the terms of a Merger Agreement, dated as of June 7, 2003, providing for the merger of Grange National Banc Corp. (“Grange”) with and into the Company (which merger was consummated in November 2003), the Company agreed to appoint two of Grange’s former directors, Brian R. Ace and Sally A. Steele, to serve as members of the Company’s Board of Directors for terms expiring at the 2005 and 2006 annual Shareholders meetings, respectively. The Merger Agreement further provided that, subject to the exercise of the Board’s fiduciary duty, Mr. Ace and Ms. Steele would be nominated for at least one additional three-year term upon expiration of these initial terms, and that the Board would recommend that the Company’s Shareholders vote in favor of their re-election.
CORPORATE GOVERNANCE
     The Company maintains a corporate governance section on its website which contains our principal governance documents including the Company’s Corporate Governance Guidelines, Codes of Conduct applicable to directors, executive officers and employees, the Company’s Whistleblower Policy, and the Committee Charters for the Audit Committee, Compensation Committee, and the Nominating and Corporate Governance Committee. These corporate governance documents are available on our website at www.communitybankna.com under the heading “Investor Relations – Corporate Information,” and a copy will be provided to any shareholder who requests a copy from the Company.
Director Independence
     The New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Guidelines require the Board of Directors to be comprised of at least a majority of independent directors. The Board has determined that 7 of the 9 directors nominated to serve on the Board or continuing in office after the Meeting are independent under the NYSE standards and the Company’s Corporate Governance Guidelines.
     For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. To assist it in determining director independence, the Board uses categorical standards which conform to, or are more exacting than, the independence requirements in the NYSE listing standards. Under these standards, absent other material relationships, transactions or interests, a director will be deemed to be independent unless within the preceding three years: (i) the director was employed by the Company or received more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation payments for prior service, (ii) the director was a partner of or employed by the Company’s independent auditor, (iii) the director is part of an interlocking directorate in which an executive officer of the Company serves on the Compensation Committee of another company that employs the director, (iv) the director is an executive officer or employee of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any fiscal year, exceeds the greater of one million dollars or 2% of the other company’s consolidated gross revenues, or (v) the director had an immediate family member in any of the categories in (i) – (iv). In determining whether a director is independent, the Board relies on the stated categorical standards but also considers whether a director has any direct or indirect material relationships, transactions or interests with the Company that might be viewed as interfering with the exercise of his or her independent judgment.
     Based on these independence standards, the Board of Directors determined that the following individuals who served as directors during all or part of the last fiscal year were independent directors during their service on the Board during such year: Brian R. Ace, Paul M. Cantwell, Jr., William M. Dempsey, James A. Gabriel, Harold S. Kaplan, Charles E. Parente, David C. Patterson, and Sally A. Steele.
     In reviewing the independence of Paul M. Cantwell, Jr., James A. Gabriel, and Sally A. Steele, the Board considered the transactions described in the section entitled “Transactions with Related Parties” on pages 12-13, including the legal services provided by law firms in which the directors have a direct or indirect material interest and determined that the relationships disclosed would not interfere with the exercise of the director’s independent judgment.
     Pursuant to the Company’s Corporate Governance Guidelines, the independent directors meet in executive session at least quarterly, without the Company’s management and non-independent directors present. The director who presides over these executive sessions is determined by the Board on the recommendation of the Nominating and Corporate Governance Committee.
Board Committees
     Among its standing committees, the Board of the Bank has an Audit/Compliance/Risk Management Committee which also serves as the Company’s Audit Committee. As described more fully on pages 33-34, the Audit/Compliance/Risk Management Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, and selects the Company’s independent auditors. The Audit Committee held eight meetings during 2007, and its present members are Directors William M. Dempsey (Chair), Brian R. Ace, and Charles E. Parente.
     The Bank’s Board also has a Compensation Committee which reviews and makes recommendations to the Bank’s Board regarding compensation adjustments and employee benefits to be instituted, and which also serves as the Company’s Compensation Committee. As described more fully on page 14, the Compensation Committee reviews the compensation of nonofficer employees in the aggregate, and the salaries and performance of executive officers are reviewed individually. The Compensation Committee held eight meetings in 2007, and its present members are Directors Brian R. Ace (Chair), Charles E. Parente, David C. Patterson, and Sally A. Steele.
     The Company has a Nominating and Corporate Governance Committee which makes recommendations to the Board for nominees to serve as directors. The Nominating and Corporate

Governance Committee held four meetings in 2007, and its present members are Directors Sally A. Steele (Chair), Brian R. Ace, William M. Dempsey, James A. Gabriel, and David C. Patterson. The Board has determined that each of the Nominating and Corporate Governance Committee’s members is “independent” as defined by the NYSE Rules.
     The Nominating and Corporate Governance Committee will consider written recommendations from Shareholders for nominees to serve on the Board that are sent to the Secretary of the Company at the Company’s main office. In considering candidates for the Board, the Nominating and Corporate Governance Committee and the Board consider the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met by a nominee. Factors considered include, but are not necessarily limited to, outstanding achievement in a candidate’s personal career; broad experience; wisdom; integrity; ability to make independent, analytical inquiries; understanding of the business environment; and willingness to devote adequate time to Board duties. The Board believes that each director should have a basic understanding of (i) the principal operational and financial objectives and plans and strategies of the Company, (ii) the results of operations and financial condition of the Company and of any significant subsidiaries or business segments, and (iii) the relative standing of the Company and its business segments in relation to its competitors. Prior to nominating an existing director for re-election to the Board, the Board and the Nominating and Corporate Governance Committee consider and review, among other relevant factors, the existing director’s meeting attendance and performance, length of Board service, ability to meet regulatory independence requirements, and the experience, skills, and contributions that the director brings to the Board. The Nominating and Corporate Governance Committee has adopted a written charter setting forth its composition and responsibilities, a copy of which is available at the Company’s website at www.communitybankna.com and in print to any Shareholder who requests it.
     Mr. Cantwell, as Chair of the Board, serves as a member of all Board Committees, except the Audit Committee. The President and Chief Executive Officer of the Company serves as a non-voting ex officio member of all Board committees except the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, and receives no compensation for serving in this capacity.
Communication with Directors
     Shareholders and any interested parties may communicate directly with the Board of the Company by sending correspondence to the address shown below. The receipt of any such correspondence addressed to the Board and the nature of its content will be reported at the next Board meeting and appropriate action, if any, will be taken. If a Shareholder or an interested party desires to communicate with a specific director, the correspondence should be addressed to that director. Correspondence addressed to a specific director will be delivered to the director promptly after receipt by the Company. The director will review the correspondence received and, if appropriate, report the receipt of the correspondence and the nature of its content to the Board at its next meeting, so that the appropriate action, if any, may be taken.
     Correspondence should be addressed to:
Community Bank System, Inc.
Attention: [Board of Directors or Specific Director]
5790 Widewaters Parkway
DeWitt, New York 13214-1883

Compensation of Directors
     As directors of both the Company and the Bank, Board members receive an annual retainer of $10,000, $750 for each Board meeting they attend, and $500 for each committee meeting they attend. Any executive officer serving on the Board does not receive an annual retainer or compensation for attending Board and committee meetings. The Chair of the Board receives an all inclusive $55,000 retainer for serving in that capacity. The Chair of the Audit Committee receives an annual retainer of $5,000; the Chairs of the Loan/ALCO Committee, the Compensation Committee, and the Strategic/Executive Committee each receive an annual retainer of $3,500; and the Chairs of the Nominating and Corporate Governance Committee, and the Trust Committee each receive an annual retainer of $1,000. The Company pays the travel expenses incurred by each director in attending meetings of the Board.
     The Company does not make payments (or have any outstanding commitments to make payments) to director legacy programs or similar charitable award programs. The following table summarizes the annual compensation paid to each non-employee director for his or her service to the Board and its committees in 2007.
DIRECTOR COMPENSATION

			Change in Pension Value
			and Nonqualified Deferred
	Fees Earned or	Option Awards	Compensation
Name (1)	Paid in Cash ($)	($) (2)	Earnings ($) (3)	Total ($)
Brian R. Ace	$41,500	$23,534	$7,282	$72,316
Paul M. Cantwell	$55,000	$23,534	$3,662	$82,196
William M. Dempsey	$42,000	$23,534	$(24,651)	$40,883
Nicholas A. DiCerbo	$36,250	$23,534	$(20,680)	$39,104
James A. Gabriel	$35,000	$23,534	$(24,651)	$33,883
Harold S. Kaplan (4)	$12,917	$23,534	$0	$36,451
Charles E. Parente	$36,000	$23,534	$7,282	$66,816
David C. Patterson	$38,500	$23,534	$(20,680)	$41,354
Sally A. Steele	$37,250	$23,534	$7,282	$68,066

(1)	Mark E. Tryniski, President and Chief Executive Officer, does not receive any compensation for his service as a director. Mr. Tryniski’s compensation is set forth in the Summary Compensation Table on page 22.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R of stock option awards granted in 2007 pursuant to the Company’s 2004 Long-Term Incentive Compensation Program. The options vest immediately upon grant and the exercise price is $22.94. As of December 31, 2007, each Director had the following number of options outstanding: Mr. Ace 35,120; Mr. Cantwell 38,345; Mr. Dempsey 110,337; Mr. DiCerbo 112,773; Mr. Gabriel 98,417; Mr. Kaplan 15,239; Mr. Parente 23,004; Mr. Patterson 98,277; and Ms. Steele 30,720.

(3)	The amounts in this column represent the aggregate change in the actuarial present value of the Director’s Stock Balance Plan, a nonqualified plan which is described on pages 11-12. No earnings are deemed above-market or preferential on compensation deferred under the Deferred Compensation Plan for the Directors. Under the Deferred Compensation Plan, a director may choose to have his or her retainer and committee fees deferred until his or her membership on the Board ends. Contributions are deemed to be invested in the Company’s common stock which is deemed to earn dividends at the same rate as the Company pays actual dividends on actual shares.

(4)	Effective as of the 2007 Annual Meeting held on May 15, 2007, Mr. Kaplan retired from the Board. Pursuant to the Company’s Bylaws, a director is required to retire from the Board on December 31st of the year in which he or she attains the age of 70.
     Directors may elect to defer all or a portion of their director fees pursuant to a deferred compensation plan for Directors. Directors who elect to participate in the plan designate the percentage of their director fees which they wish to defer (the “deferred fees”) and the date to which they wish to defer payment of benefits under the plan (the “distribution date”). The plan administrator establishes an account for each participating director and credits to such account (i) on the date a participating director would have otherwise received payment of his or her deferred fees, the number of deferred shares of Company common stock which could have been purchased with the deferred fees, and (ii) from time to time such additional number of deferred shares which could have been purchased with any dividends which would have been received had shares equal to the number of shares credited to the account actually been issued and outstanding. On the distribution date, the participating director shall be entitled to receive shares of Company common stock equal to the number of deferred shares credited to the director’s account either in a lump sum or in annual installments over a three, five or ten year period. The effect of the plan is to permit directors to invest deferred director fees in stock of the Company, having the benefit of any stock price appreciation and dividends as well as the risk of any decrease in the stock price. To the extent that directors participate in the plan, the interests of participating directors will be more closely associated with the interests of Shareholders in achieving growth in the Company’s stock price.
     Consistent with aligning director compensation with the long-term interests of Shareholders, the Company’s 2004 Long-Term Incentive Compensation Program (the “2004 Incentive Plan”) allows for the issuance of Non-Statutory Stock Options to nonemployee directors. In particular, when directors receive equity-based compensation such as stock options, their overall compensation is enhanced when the market price of the Company’s common stock increases and is adversely affected when the market price of the Company’s common stock decreases. The Board believes that providing Non-Statutory Stock Options to nonemployee directors is consistent with the Company’s overall compensation philosophy by more closely aligning the interests of individual directors with the long-term interests of the Company’s Shareholders, and enabling the Company to continue to attract qualified individuals to serve on the Board.
     Under the 2004 Incentive Plan, each eligible nonemployee director is entitled to receive an option to purchase shares of common stock on or about January 1st of his or her first year as a director, and an option to purchase shares on or about the date of the January Board meeting each year thereafter. Each option granted to a nonemployee director is granted at an option price per share equal to the market value per share of the Company’s common stock on the date of grant, and is fully exercisable on its date of grant, provided that shares of common stock acquired pursuant to the exercise of such options may not be sold or otherwise transferred by a director within six months of the grant. Each option remains exercisable after the grant date until the earlier of (i) ten years from the date of grant, or (ii) termination of the optionee’s service on the Board for cause (as defined in the 2004 Incentive Plan). The number of shares of common stock which are subject to the option grant is based upon the performance of the Company and the achievement of objectives including earnings per share targets for the Company. Pursuant to the 2004 Incentive Plan, each eligible nonemployee director received an option to purchase 3,817 shares effective January 17, 2007.
     In addition, in keeping with the objective of aligning director compensation with the long-term interests of Shareholders, effective January 1, 1996, the Board adopted a “Stock Balance Plan” for nonemployee directors of the Company who have completed at least six months of service as director.

The plan establishes an account for each eligible director. Amounts credited to those accounts reflect the value of 400 shares of the Company’s common stock for each year of service between 1981 and 1995 at the December 31, 1995 market value, plus an annual amount equal to 400 additional shares of common stock beginning in 1996, plus an annual earnings credit equal to the most recent year’s total return on the Company’s common stock. Each director’s account balance is vested after six years of service and is payable in the form of a lifetime annuity or, at the election of the director, monthly installment payments over a three, five, or ten year period following the later of age 55 or disassociation from the Board and is forfeitable in the event of termination from the Board for cause.
     The 2004 Incentive Plan allows the grant of “Offset Options” to directors. The effect of these Offset Options is to permit the Company to reduce the grantee’s Stock Balance Plan account balance by an amount equal to the growth in value of the Offset Options (i.e., the amount by which the aggregate fair market value of the common stock underlying the Offset Options exceeds the aggregate exercise price of the Offset Options) as of the date on which the director’s account is valued, provided that a director’s account may not be reduced below zero. As such, the Offset Options are not intended to materially change the level of compensation to participating directors under the Stock Balance Plan, but are intended to reduce the cost of director compensation to the Company. In the event that the growth in value of a director’s Offset Options is less than the value of the director’s Stock Balance Plan account, the shortfall will be paid to the director in cash. In the event that the growth in value of a director’s Offset Options exceeds the value of the director’s Stock Balance Plan account, no payment will be made.
Transactions With Related Parties
     Various directors, executive officers and other related parties of the Company and the Bank (and members of their immediate families and corporations, trusts, and other entities with which these individuals are associated) are indebted to the Bank through business and consumer loans offered in the ordinary course of business by the Bank. All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. The Company expects that the Bank will continue to have banking transactions in the ordinary course of business with its directors, executive officers and other related parties on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with others.
     During the year ended December 31, 2007, the law firm of Franklin & Gabriel, owned by director James A. Gabriel, provided legal services to the Bank’s operations in its Finger Lakes markets; the law firm of DiCerbo and Palumbo, of which director Nicholas A. DiCerbo is a partner, provided legal services to the Bank’s operations in its Southern Region markets; the law firm of Cantwell & Cantwell, owned by Director Paul M. Cantwell, Jr., provided legal services to the Bank’s operations in its Northern Region markets; and director Sally A. Steele provided legal services and related residential loan closing services through her law firm and related entities to the Bank’s operations in its Pennsylvania markets. All of these relationships and transactions relate to the provision of legal services in connection with, and in support of, the Bank’s lending business in local and regional markets where the law firms are established and well-recognized in the communities. For services rendered during 2007 and for related out-of-pocket disbursements, the law firm of DiCerbo & Palumbo received approximately $281,027 for transactional and specialized commercial legal services performed for the Bank and related loan closings with customers of the Bank. During 2007, the firms of Franklin & Gabriel, Cantwell & Cantwell, and Sally A. Steele received less than $100,000 for services performed for the Bank and related to loan closings in the relevant market area. These relationships are expected to continue in 2008 subject to review of such relationships in accordance with the Company’s policies. Pursuant to the terms of its written charter, the

Audit Committee is responsible for reviewing and approving related party transactions involving the Company or the Bank.
     The Company has a written policy, administered by the Audit Committee, which provides procedures for the review of related party transactions involving directors, executive officers, director nominees, and other related parties. In deciding whether to approve such related party transactions, the Audit Committee will consider, among other factors it deems appropriate, whether the transaction is on terms comparable to those generally available to nonaffiliated parties and is consistent with the best interests of the Company. For purposes of this policy, a “related party transaction” is a transaction, arrangement, or relationship or series of similar transactions, arrangements or relationships in which (i) the Company or one of its subsidiaries is involved, (ii) the amount involved exceeds $100,000 in any calendar year, and (iii) a related party has a direct or indirect material interest. Related parties include executive officers, directors, director nominees, beneficial owners of more than 5% of the Company’s stock, immediate family members of any of the forgoing persons, and any firm, corporation or other entity in which any of the forgoing persons has a direct or indirect material interest.
Compensation Committee Interlocks and Insider Participation
     Brian R. Ace, Charles E. Parente, David C. Patterson, and Sally A. Steele served on the Compensation Committee during 2007. There were no Compensation Committee interlocks or insider (employee) participation during 2007.
Director Meeting Attendance
     The Board of Directors held 12 regularly scheduled meetings and three special meetings during the fiscal year ended December 31, 2007. During this period, each director of the Company attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by committees of the Board on which he or she served.
     The Company encourages all directors to attend each Annual Meeting of Shareholders. All of the then 10 incumbent directors attended the Company’s last Annual Meeting of Shareholders held on May 15, 2007.
Code Of Ethics
     The Company has a Code of Ethics for its directors, officers and employees. The Code of Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the best interests of the Company. In addition, the Code of Ethics requires individuals to report illegal or unethical behavior they observe.
     The Company also has adopted a Code of Ethics for Senior Executive Officers that applies to its chief executive officer, chief financial officer, and other senior officers performing similar functions. This Code of Ethics is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws and regulations.
     The text of each Code is posted on the Company’s website at www.communitybankna.com and is available in print to any Shareholder who requests it. The Company intends to report and post on its website any amendment to or waiver from any provision in the Code of Ethics for Senior Executive Officers as required by SEC rules.

COMPENSATION OF EXECUTIVE OFFICERS
Introduction; Role of the Compensation Committee
     The Compensation Committee of the Board of Directors reviews and administers the Company’s compensation policies and practices for the executive officers of the Company, including the individuals listed in the compensation disclosure tables beginning on page 22 (the “named executives”). The Compensation Committee consists of four members of the Board, each of whom are independent, non-employee directors.
     The Compensation Committee has authority for determining the level and components of executive compensation. After appropriate input, review and discussion, the Committee presents its recommendations to the Board for its approval. The Compensation Committee does not delegate its duties to any other person but does receive input from management to structure the named executives’ performance goals. The Company’s Chief Human Resources Officer and the human resources staff supports the Compensation Committee’s work by providing information reports to the Compensation Committee. Prior to the beginning of each fiscal year, the Compensation Committee discusses the Company’s performance and sets future performance goals and objectives with the President and Chief Executive Officer.
     In addition to utilizing the human resources staff, the Compensation Committee has engaged the Banking Practice Group of Clark Consulting and others as needed to assist the Compensation Committee with:
•	designing long-term incentives for its executive officers;

•	updating peer group data that the Compensation Committee uses to analyze executive officer compensation; and

•	making recommendations to better correlate pay and performance and to improve the competitiveness of executive officer compensation.
     The Compensation Committee has adopted a written Charter, a copy of which is available at the Company’s website www.communitybankna.com and in print to any person who requests a copy.
Compensation Discussion and Analysis
Philosophy and Objectives
     The Company’s ability to hire and retain talented employees and executives with the requisite skills and experience to develop, expand and execute business opportunities is essential to its success and providing value to its Shareholders. The Company seeks to provide fair and competitive compensation to its employees by structuring compensation principally around two general parameters. First, compensation is targeted to be near the median of the market. Second, employees are rewarded for obtaining goals designed to achieve growth in the Company’s earnings. As a result, selected elements of our compensation program are tied to the achievement of individual and Company performance goals.
     The Compensation Committee structures the annual cash incentive and equity-based elements of the compensation program with input from senior management to promote the achievement of the

Company’s long-term growth goals, including targeted earnings per share (“EPS”) each year. EPS is generally defined as the Company’s net income divided by the weighted average number of shares outstanding during that period. EPS reflects the best measurement of the Company’s performance and progress towards continuously increasing Shareholder value.
     The Company’s compensation program seeks to:
          1. Attract, retain and motivate highly qualified executives through both short-term and long-term incentives that reward individual and Company performance;
          2. Provide incentives to increase Shareholder value by:
•	structuring compensation contingent on performance measures intended to reward performance the Company believes creates Shareholder value, and

•	utilizing equity-based compensation to more closely align the interests of executives with those of the Company’s Shareholders;
          3. Manage fixed compensation costs through the use of performance and equity-based compensation; and
          4. Reward continuity of service to the Company.
Policies and Procedures
     To achieve the compensation program’s objectives, the Company utilizes the following policies and procedures.
     The Company seeks to provides competitive compensation. The Company regularly compares its cash, equity and benefits-based compensation practices with those of other companies of similar size operating in similar geographic market areas, many of which are represented in the stock performance graph included on page 10 of the Form 10-K filed with the Securities and Exchange Commission on March 13, 2008. The Company establishes its own total compensation parameters based, in part, on that review.
     Comparisons to Similar Bank Holding Companies. The Company utilizes compensation information from its Regional Peer Bank Index, the ABA Executive Compensation Standard Report, the NYBA Compensation Standard Report, and the World at Work Compensation Standard Report. The Company’s Regional Peer Bank Index consists of performance, compensation and other reported/public data from seven New York banks and seven Pennsylvania banks. In 2007, the Company primarily relied upon these broad databases, and other publicly available information, to determine appropriate levels and types of compensation. The Company believes that its executive compensation practices are consistent with the compensation philosophy of providing competitive compensation with appropriate incentive and equity-based components.
     The Company encourages teamwork. The Company recognizes that its long-term success results from the coordinated efforts of employees, working towards common, well-established objectives. While individual accomplishments are encouraged and rewarded, the performance of the Company as a whole is a determining factor in total compensation opportunities.
     The Company strives for fairness in the administration of compensation. The Company strives to ensure that compensation levels accurately reflect the level of responsibility that each individual has within the Company. Executives are informed of individual and Company-wide objectives. Decisions regarding individual performance (which affects an individual’s compensation) are based upon valid assessments of performance.
     Performance Review and Assessment. Performance assessment involves the following:
          1. At the beginning of each fiscal year, the Company’s President and Chief Executive Officer distributes written performance goals, which are pre-approved by the Compensation Committee and the full Board. Performance goals include specific financial and operational objectives for the Company.
          2. All performance goals are reviewed on an ongoing basis to ensure that the Company is responding to changes in the marketplace and economic climate, and that accomplishment of attained goals is realistic.
          3. At the end of the fiscal year, Company and individual performance is evaluated against the established goals. These evaluations, as well as consideration of an individual’s position responsibilities, affect decisions on the individual’s salary, cash incentive, and equity-based compensation.
Overview of the Company’s Compensation Program
     The Company defines itself as a super-community bank which provides products of a more comprehensive and advanced nature than those offered by smaller institutions, while simultaneously providing a level of service which exceeds the service quality delivered by larger regional and money center organizations. The delivery of those products and services, in ways that enhance Shareholder value, requires that the Company attract key people, promote teamwork, and reward results. In furtherance of those requirements, the Company maintains the following compensation programs.
          Cash-Based Compensation
               Salary. The Company sets base salaries for employees by reviewing the total cash compensation opportunities for comparable positions in the market.
               Management Incentive Plan. In order to more closely align the employee’s compensation to the Company’s performance, an annual incentive plan is maintained in which 38 percent of the Company’s employees participated in 2007. Under the incentive plan in effect for 2006, the Company’s achievement of specified earnings performance criteria, among other criteria, triggered the payment (in 2007) of cash awards for all employees in this group as determined by the Compensation Committee. Incentive award levels, expressed as a percentage of salary, are established for different organizational levels within the Company. For the named executives, their respective award opportunities reflect the Company’s performance relative to the financial targets and their own performance with respect to other quantitative and qualitative goals specific to their respective areas of responsibility.
          Equity-Based Compensation.
     The Company believes that the use of equity-based compensation, such as stock options and restricted stock, is important because it aligns the interests of key personnel with those of the Shareholders. In particular, when personnel receive equity-based compensation, their overall compensation is enhanced when the market price of the Company’s common stock increases and is adversely affected when the market price of the Company’s common stock decreases.
     The Board typically awards equity-based compensation on an annual basis. Equity awards are generally based on a percentage of salary; and various percentages have been established for different organizational levels within the Company. Equity awards may consist of a combination of restricted stock and stock options. Stock options and restricted stock can also serve as an effective tool in recruiting key individuals to work for the Company and vesting requirements encourage those individuals to continue in the employ of the Company. The Company has, on occasion, issued limited amounts of restricted stock to individuals to support a variety of specific business objectives, including rewarding performance in start-up and turnaround assignments, and recognizing extraordinary service in consummating acquisitions.
          Benefits
     All salaried employees participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable the Company to attract and retain a talented workforce in a competitive marketplace. These benefits and related plans help ensure that the Company has a productive and focused workforce. The Company utilizes pension and 401(k) savings plans to enable employees to plan and save for retirement.
     The Company’s tax-qualified 401(k) employee stock ownership plan (the “401(k) Plan”) allows employees to contribute up to 90 percent of their base salaries to the 401(k) Plan on a pre-tax or after-tax basis, subject to various limits imposed by the Internal Revenue Code. The Company provided a matching contribution up to 3 percent of the contributing participant’s salary in 2007.
     The 401(k) Plan also includes a discretionary profit sharing feature, pursuant to which the Company may make an annual contribution based on the Company’s net income. For the past three years, the Company has made profit sharing contributions. Profit sharing contributions (if any) are allocated to the plan accounts of participants (other than the named executives described on page 22), who complete at least 1,000 hours of service during the year. Allocations are made on a pro rata basis to all eligible participants based upon their base salaries.
Compensation of the named executives
     The compensation program for senior executives is built around the philosophy of targeting market-median compensation with incentive components that reflect positive, as well as negative, Company and individual performance. The Company’s compensation program consists of three key elements:
•	base salary;

•	annual bonus pursuant to the Management Incentive Plan (“MIP”); and

•	equity-based and other long-term incentives.

     Consistent with the Company’s goal to emphasize performance-based compensation, approximately 64 percent of Messrs. Tryniski’s, Kingsley’s, Donahue’s, McCullough’s and Clark’s 2007 compensation (base salary, annual bonus, and equity award) is attributable to base salary and approximately 36 percent is attributable to performance-based incentive compensation (consisting of annual bonus and equity awards).
     It is not the Company’s practice to compensate any executive in excess of the Section 162(m) of the Internal Revenue Code limits. Section 162(m) generally limits the Company’s tax deductions relating to the compensation paid to executives, unless the compensation is performance-based and the material terms of the applicable performance goals are disclosed to and approved by the Company’s Shareholders. The Company’s equity-based compensation plan has received shareholder approval and, to the extent applicable, was prepared with the intention that the incentive compensation would qualify as performance-based compensation under Section 162(m).
Base Salary
     The Company uses the base salary element of total compensation to provide the foundation of a fair and competitive compensation opportunity for each individual named executive. Each year, the Company reviews base salaries and targets salary compensation at or near the median base salary practices of the market, but maintains flexibility to deviate from market-median practices for individual circumstances. Generally, the Compensation Committee starts the total compensation review for executives at the last committee meeting of each calendar year by reviewing compensation trends identified by the Company. The Company’s President and Chief Executive Officer and the Chief Human Resources Officer present the Compensation Committee with an analysis of market-median total compensation and recommendations with respect to the base salary of each named executive. The determination of base salaries is generally independent of the decisions regarding other elements of compensation, but the other elements of total compensation are dependent on the determination of base salary, to the extent they are expressed as percentages of base salary (e.g., the cash incentive under the MIP is a percentage of the executive’s base salary).
     In January 2007, the Compensation Committee approved base salary increases for Messrs. Tryniski, Kingsley, Donahue, McCullough, and Clark in the range of 3-4 percent, based on the Committee’s evaluation of the following factors: (i) competitive wage survey data, (ii) realization of the Company’s strategic accomplishments during the 2006 evaluation period, (iii) satisfaction of individual performance goals, and (iv) the named executive’s responsibilities and duties.
     Please see the Summary Compensation Table presented on page 22 and the accompanying narrative disclosures for more information regarding the base salaries of the named executives.
Annual Bonus pursuant to the Management Incentive Plan
     In the 2007 plan year, the Compensation Committee utilized a “Report Card”, which contains seven performance objectives weighted to achieve a desired impact on the Company’s growth and profitability, as a means to determine cash incentives under the MIP. The Company’s overall success in achieving the performance objectives is the principal factor in determining what percentage of the total cash incentive award will be made for the plan year. The cash incentive award can be modified at the discretion of the Compensation Committee and the Board. In addition to the seven metrics, the named executives’ ultimate MIP awards may also take into account qualitative factors, such as individual goals and accomplishments. The following categories were included in the Report Card: EPS growth; growth of loans and deposits; operational objectives of commercial lending function; earnings of wealth management and benefit administration businesses; regional operating performance; new marketing initiatives; and asset quality metrics. Please see the Grants of Plan-Based Awards table presented in this Proxy Statement and the accompanying narrative disclosure for more information regarding the amount received by each of the named executives under the MIP.
Equity-Based and Other Long-Term Incentive Compensation
     The Compensation Committee believes that the interests of the Company’s Shareholders are best served when a significant percentage of its officers’ compensation is comprised of equity-based and other long-term incentives that appreciate in value contingent upon increases in the share price of the Company’s stock and other indicators that reflect improvements in business fundamentals. Therefore, it is the Compensation Committee’s intention to make annual grants of equity-based awards to the named executives and other key employees which are designed to accomplish long-term objectives of the Company’s compensation program.
     Each year senior management and the Board establishes objectives for use in the determination of equity-based awards under the Company’s 2004 Long-Term Incentive Compensation Program. Starting with the 2006 plan year and continuing with the 2007 plan year, the Company provided an equity program under which the named executives receive 66 percent of their total available equity compensation on an annual basis. Half of this compensation is in the form of appreciation shares (incentive stock options) and half is in the form of full value shares (restricted stock). The remaining 34 percent of available equity compensation will be granted in the form of appreciation shares (nonqualified stock options) which have a three-year vesting schedule tied to the satisfaction of long-term goals over that three year period. The long-term performance goals consist of EPS growth and total shareholder return in comparison to a regional peer group of financial institutions and asset growth requirements. The FAS 123R fair values for grants vesting under the 2004 Long-Term Incentive Compensation Program are set forth under the column titled “Option Awards” on the Summary Compensation Table on page 22.
     The Compensation Committee recognizes that no set of performance goals can anticipate every eventuality. Therefore, the Compensation Committee reserves the right to adjust or waive the achievement of some or all of the performance goals (and allow equity compensation to vest), if extraordinary circumstances significantly influence the Company’s actual results.
     The Company does not backdate options or grant options retrospectively. In addition, the Company does not coordinate grants of options so that they are made before announcements of favorable information, or after announcement of unfavorable information. The Company’s options are granted at fair market value on a fixed date with all required approvals obtained in advance of or on the actual grant date. All grants to executive officers require the approval of the Compensation Committee. The Company’s general practice is to grant options only on the annual grant date, although there are occasions when grants have been made on other dates, such as the employment of new employees with grants being made as of the date of hire. The exercise price of the stock options is determined as the closing price of a share of the Company’s common stock on the New York Stock Exchange on the date of grant.
     Please see the Summary Compensation Table and the Grants of Plan-Based Awards table presented in this Proxy Statement and the accompanying narrative disclosure for more information regarding the number and value of the stock option awards received by each of the named executives.

Perquisites
     Although perquisites are not a key element of the Company’s compensation program, the Company’s named executives, along with certain other senior level executives, are provided a limited number of perquisites whose purpose is to support those executives in their business functions. The Company provides the following perquisites to some, but not all, of the named executives, as quantified in the Summary Compensation Table on page 22.
•	memberships to local country and social clubs to enable executives to interact and foster relationships with customers and the local business community. Memberships do not exceed $7,500 for each named executive;

•	use of a Company-owned vehicle for those executives responsible for managing geographic territories which span the Company’s market from Northeastern Pennsylvania to the Canadian border; and

•	term life insurance coverage in excess of limits generally available to employees.
     As part of the merger with Grange in November 2003, the Company assumed the split dollar insurance arrangement between Grange and Mr. McCullough. Under the arrangement, the Company owns a life insurance policy on Mr. McCullough’s life. Upon Mr. McCullough’s death, the Company will receive from the death benefit proceeds payable pursuant to the policy an amount equal to the greater of (i) all of the premium payments made on the policy, (ii) the cash surrender value of the policy, or (iii) the amount of the death benefit proceeds that exceeds two times Mr. McCullough’s base annual salary. Mr. McCullough’s beneficiaries would receive the remainder of any death benefit proceeds.
     Please see the Summary Compensation Table and accompanying narrative disclosures presented in this Proxy Statement for more information on perquisites and other personal benefits the Company provides to the named executives.
Retirement and Other Benefits
     The Company provides retirement benefits through a combination of the Pension Plan and the 401(k) Plan for most of its regular employees, including the named executives. The 401(k) Plan and the Pension Plan are more fully described under the section entitled “Retirement Plan Benefits” on page 27. The Pension Plan is available to all of the Company’s employees after one year of service and the entire cost of such benefits is paid by the Company.
     Certain named executives are also covered by an individual supplemental retirement agreement that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations. The Company’s retirement plans are more fully described under the section entitled “Pension Benefits” on page 27.
     The Company offers the named executives and certain other senior level executives the opportunity to participate in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc. (the “Deferred Compensation Plan”). The named executives may elect to defer cash awards payable under the MIP and base salary into the Deferred Compensation Plan described under the section entitled “Nonqualified Deferred Compensation Plan” on page 29. The Company also makes contributions to the Deferred Compensation Plan on behalf of the named executives equal to the amount of the profit sharing contribution that would have been allocated to the named executives under the 401(k) Plan, but for the 401(k) Plan provision that excludes named executives from profit sharing allocations under the 401(k) Plan.
     The Company has entered into an employment agreement with each of the named executives. These individual agreements generally provide for severance or other benefits following the termination, retirement, death or disability of the named executives. The agreements, which also include change in control provisions, are more fully described on pages 31-33. Such change in control provisions contain a “double trigger,” providing benefits only upon an involuntary termination or constructive termination of the named executive within two years following a change in control.
     The Company currently has a succession plan to help assure a smooth transition with respect to any changes that may occur in senior management. In the event of such changes, the Compensation Committee will consider appropriate transition agreements with key officers of the Company consistent with the purposes of the succession plan. The terms and conditions of any such transition agreements will be recommended by management and approved by the Compensation Committee.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon its review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.
Brian R. Ace, Chair
Charles E. Parente
David C. Patterson
Sally A. Steele

EXECUTIVE COMPENSATION DISCLOSURE TABLES
     The following table summarizes the compensation of the named executive officers for the fiscal years end December 31, 2006 and 2007. The named executives are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (reduced, if required, by the amount set forth in the column entitled Change in Pension Value and Nonqualified Deferred Compensation Earnings). The material terms of the employment, consulting and separation agreements with the named executives are set forth on pages 31-33.
SUMMARY COMPENSATION TABLE
for
Fiscal Years End December 31, 2006 and 2007

						Change in
						Pension Value
					Non-Equity	and
					Incentive	Nonqualified
					Plan	Deferred
			Stock	Option	Compen-	Compensation	All Other
Name and		Salary	Awards	Awards	sation ($)	Earnings	Compensation
Principal Position	Year	($)	($) (1)	($) (2)	(3)	($) (4)	($) (5)	Total ($)
Mark E. Tryniski	2007	$416,000	$13,007	$146,357	$160,000	$89,888	$28,446	$853,698
President, Chief Executive Officer and Director	2006	$356,731	$0	$67,791	$90,000	$64,397	$37,217	$616,136
Scott A. Kingsley	2007	$291,000	$5,460	$78,198	$67,152	$33,270	$29,782	$504,862
Executive Vice President and Chief Financial Officer	2006	$265,377	$0	$44,924	$73,500	$29,051	$26,319	$439,171
Brian D. Donahue	2007	$246,400	$4,634	$74,371	$64,452	$40,549	$19,600	$450,006
Executive Vice President and Chief Banking Officer	2006	$238,049	$0	$52,494	$69,000	$65,577	$24,708	$449,828
Thomas A. McCullough	2007	$218,403	$16,723	$141,013	$40,500	$657,086	$25,067	$1,098,792
President, Pennsylvania Banking	2006	$204,719	$0	$19,629	$44,720	$543,150	$27,279	$839,497
J. David Clark	2007	$192,608	$3,028	$51,697	$49,320	$30,732	$22,858	$350,243
Senior Vice President and Chief Credit Officer	2006	$186,095	$0	$38,698	$45,500	$42,287	$24,248	$336,828

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R, of restricted stock awards pursuant to the Company’s 2004 Long-Term Incentive Compensation Program. These amounts are based on the market value of the shares of restricted stock on the date of grant. The restricted stock vests over the course of five years, with one-fifth of the restricted stock shares becoming vested on January 1, 2008, 2009, 2010, 2011, and 2012. The restricted stock held by Mr. McCullough vested in full upon his retirement on December 31, 2007. Additional information about the Company’s accounting for stock-based compensation arrangements is contained in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2008.

(2)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R, of stock option awards pursuant to the Company’s 2004 Long-Term Incentive Compensation Program. These amounts are based on the expense recognized by the Company in 2007 using the Black-Scholes option pricing model, which may not be reflective of the current intrinsic value of the options. The options become exercisable over the course of five years, with one-fifth of the options becoming exercisable on January 18, 2008, 2009, 2010, 2011, and 2012. Assumptions used in the calculation of these amounts are included in footnote L to the Company’s audited financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2008.

(3)	For all named executives, the amounts shown in this column reflect payments received in 2007 for performance in 2006 under the Company’s Management Incentive Plan, an annual cash award plan based on performance and designed to provide incentives for employees. The awards for the 2006 plan year (paid in 2007) were approximately 82% of the target amount.

(4)	The amounts shown in this column include the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the Company’s Pension Plan and the named executives individual supplemental executive retirement agreement. No earnings are deemed above-market or preferential on compensation deferred under the Company’s non-qualified Deferred Compensation Plan. All contributions to the Deferred Compensation Plan are invested in investment options selected by the named executive from the same array of options predetermined by the Company. The change in the actuarial present value under the individual supplemental retirement agreements for the years ended December 31, 2007 and December 31, 2006 are, respectively, $68,108 and $42,826 for Mr. Tryniski; $16,466 and $13,949 for Mr. Kingsley; $32,017 and $63,511 for Mr. Donahue; and $245,155 and $409,670 for Mr. McCullough. The change in the actuarial present value under the Company’s Pension Plan for the years ended December 31, 2007 and December 31, 2006 are, respectively, $21,780 and $21,571 for Mr. Tryniski; $16,804 and $15,102 for Mr. Kingsley; $8,532 and $2,066 for Mr. Donahue; $411,931 and $133,480 for Mr. McCullough; and $30,732 and $42,287 for Mr. Clark.

(5)	The amounts in this column include: (a) the reportable value of the personal use of Company-owned vehicles amounting to $6,668 for Mr. Tryniski; $2,254 for Mr. Donahue; $3,858 for Mr. McCullough; $4,594 for Mr. Clark; (b) the value of group term life insurance benefits in excess of $50,000 under a plan available to all full-time employees for which Messrs. Tryniski, Kingsley, Donahue, McCullough, and Clark received $519, $346, $796, $2,361, and $796, in 2007, respectively; (c) the Company’s contributions to the 401(k) Employee Stock Ownership Plan, a defined contribution plan, amounting to $6,750 for each of the name executives in 2007; (d) the Company’s contributions under the Company’s Deferred Compensation Plan, amounting to $6,948 for Mr. Tryniski; $15,125 for Mr. Kingsley; $6,894 for Mr. Donahue; $6,798 for Mr. McCullough; $6,798 for Mr. Clark in 2007; and (e) the Company’s payment for country and/or social club memberships amounting to $7,561 for Mr. Tryniski; $7,561 for Mr. Kingsley; $2,906 for Mr. Donahue; $5,300 for Mr. McCullough; $3,920 for Mr. Clark. With the exception of Mr. McCullough, the Company does not maintain any “split-dollar” arrangements for the named executive officers. Mr. McCullough’s policy was purchased by Grange prior to its acquisition by the Company.

     The following Grants of Plan-Based Awards table provides information about stock and option awards and equity and non-equity incentive plan awards granted to the named executives in connection with the year ended December 31, 2007. All stock option grants were made under the terms of the Company’s 2004 Long-Term Incentive Compensation Program. The MIP awards and the equity awards that were subject to the satisfaction of 2007 performance objectives were paid and granted in 2008.
GRANTS OF PLAN-BASED AWARDS

		Potential Estimated	Potential Estimated
		Future Payouts	Future Payouts
		Under Non-Equity	Under Equity		Exercise or
		Incentive Plan	Incentive Plan		Base Price of	Grant Date Fair
		Awards (1)	Awards		Option	Value of Stock
	Grant	Target	Target		Awards	and Option
Name	Date	($)	(#)		($/Sh)	Awards ($)
		$208,000
Mark E. Tryniski	1/16/08		15,462	(2)	$18.09	$68,837
	1/16/08		3,833	(3)	$18.09	$69,339
		$87,300
Scott A. Kingsley	1/16/08		6,489	(2)	$18.09	$28,889
	1/16/08		1,609	(3)	$18.09	$29,107
		$73,920
Brian D. Donahue	1/16/08		5,495	(2)	$18.09	$24,464
	1/16/08		1,362	(3)	$18.09	$24,639
Thomas A. McCullough		$52,971
		$48,152
J. David Clark	1/16/08		3,579	(2)	$18.09	$15,934
	1/16/08		887	(3)	$18.09	$16,046

(1)	The amounts in this column represent target awards under the MIP, which equal a specified percentage of base salary as in effect on December 31 of the year before payment is made. Awards paid pursuant to the MIP (if any) are not subject to minimum or maximum amounts. The MIP awards could be increased based upon extraordinary performance and reduced for less than adequate performance based upon the Report Card described on pages 18-19. The actual awards for the 2007 plan year (paid in 2008) were 107.5% of the target. The MIP awards paid to the named executives in 2007 are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” These amounts were determined based upon the satisfaction of the 2006 MIP performance objectives.

(2)	The stock options are granted pursuant to the 2004 Long-Term Incentive Compensation Program. The options are subject to time only vesting requirements and are not subject to performance-based conditions that must be satisfied for the options to vest. Upon the named executive’s termination, the named executive generally has three months to exercise any vested options. Except for employees retiring in good standing, all unvested options at the date of termination are forfeited. For employees who retire in good standing, all unvested options will become vested as of the retirement date. Such retirees may exercise the options before the expiration date. Mr. McCullough retired on December 31, 2007 and was not eligible to receive equity incentive awards.

(3)	The shares of restricted stock are granted pursuant to the 2004 Long-Term Incentive Compensation Program. The restricted stock vests ratably over five years. During the vesting period, the named executive has all of the rights of a shareholder including the right to vote such shares at any meeting of the shareholders and the right to receive all dividends. Nonvested shares may not be sold, exchanged or otherwise transferred.
          The following table to summarizes the equity awards the Company has made to the named executives which are outstanding as of December 31, 2007.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
	Number of	Number of
	Securities	Securities			Stock Awards
	Underlying	Underlying				Market Value of
	Unexercised	Unexercised			Number of Shares	Shares or Units
	Options	Options	Option		or Units of Stock	of Stock That
	(#)	(#)	Exercise Price	Option Expiration	That Have Not	Have Not
Name	Exercisable (1) (2)	Unexercisable (2)	($/Sh) (3)	Date	Vested (#)(4)	Vested ($) (3)
Mark E. Tryniski	12,000	3,000	$18.95	6/2/2013	2,849	$56,610
	8,804	5,872	$24.15	1/21/2014
	5,069	7,605	$24.84	1/19/2015
	3,047	12,191	$23.74	1/18/2016
	0	44,444	$22.94	1/17/2017
Scott A. Kingsley	9,000	6,000	$22.53	8/2/2014	1,196	$23,765
	4,055	6,084	$24.84	1/19/2015
	2,488	9,956	$23.74	1/18/2016
	0	18,653	$22.94	1/17/2017
Brian D. Donahue	5,900	0	$14.66	1/1/2009	1,017	$20,208
	4,356	0	$11.56	1/1/2010
	9,844	0	$12.38	1/1/2011
	8,954	0	$13.10	1/1/2012
	8,238	2,060	$15.68	1/1/2013
	5,446	3,632	$24.15	1/21/2014
	4,055	6,084	$24.84	1/19/2015
	2,336	9,346	$23.74	1/18/2016
	0	15,869	$22.94	1/17/2017
Thomas A. McCullough	7,718	0	$24.84	1/19/2015	0 (5)	$0
	8,413	0	$23.74	1/18/2016
	11,373	0	$22.94	1/17/2017
J. David Clark	4,100	0	$14.66	1/1/2009	663	$13,174
	2,500	0	$11.56	1/1/2010
	5,514	0	$12.38	1/1/2011
	7,570	0	$13.10	1/1/2012
	6,822	1,706	$15.68	1/1/2013
	4,508	3,008	$24.15	1/21/2014
	2,548	3,823	$24.84	1/19/2015
	1,540	6,164	$23.74	1/18/2016
	0	10,339	$22.94	1/17/2017

(1)	Stock options and restricted stock are not transferable.

(2)	Employee stock options generally vest in five equal installments on the anniversary of the grant date over a five year period. For each grant listed above, the vesting date for the final portion of the stock options is the fifth anniversary of the grant date and the expiration date is the tenth anniversary of the grant date (i.e., for the options expiring on January 1, 2008, the final portion of the award vested on January 1, 2003).

(3)	Based on the closing market value of the Company’s common stock on December 31, 2007 of $19.87 per share, as reported on the New York Stock Exchange.

(4)	Employee restricted stock generally vest in five equal installments on the anniversary of the grant date over a five year period. The restricted stock reflected in this column was granted on January 17, 2007.

(5)	Upon Mr. McCullough’s retirement on December 31, 2007, he became fully vested in 729 shares of previously granted restricted stock.
          The following Option Exercises and Stock Vested table provides additional information about the value realized to the named executives on option awards exercised and stock awards vested during the year ended December 31, 2007.
OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares	Value Realized on
	Exercise	Exercise	Acquired on Vesting	Vesting
Name	(#)	($) (1)	(#)	($) (2)
Mark E. Tryniski	0	$0	0	$0
Scott Kingsley	0	$0	0	$0
Brian D. Donahue	5,340	$22,828	0	$0
Thomas A. McCullough	0	$0	729	$15,710
J. David Clark	2,700	$11,067	0	$0

(1)	The value realized equals the fair market value of the shares on the date of exercise less the exercise price.

(2)	The value realized on the restricted stock is the fair market value on the date of vesting.

RETIREMENT PLAN BENEFITS
          The table below shows the present value of accumulated benefits payable to the named executives, including the number of years of service credited to each named executive, under the Pension Plan and named executives’ individual supplemental retirement agreements. Such amounts were determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.
PENSION BENEFITS

		Number of
		Years	Present Value of
		Credited	Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)
Mark E. Tryniski	Community Bank System, Inc. Pension Plan	5	$170,625	$0
	Supplemental Executive Retirement Agreement	5	$120,013	$0
Scott A. Kingsley	Community Bank System, Inc. Pension Plan	3	$74,594	$0
	Supplemental Executive Retirement Agreement	3	$30,922	$0
Brian D. Donahue	Community Bank System, Inc. Pension Plan	16	$248,615	$0
	Supplemental Executive Retirement Agreement	16	$120,272	$0
Thomas A. McCullough (1)	Community Bank System, Inc. Pension Plan	4	$878,890	$0
	Grange Supplemental Executive Retirement Agreement	12	$1,767,488	$0
J. David Clark	Community Bank System, Inc. Pension Plan	15	$265,114	$0

(1)	Mr. McCullough’s supplemental executive retirement agreement was originally executed while he was an officer of Grange. The Company is obligated to honor Grange’s obligations under such plan as Grange’s successor by merger.
Pension Plan
     The named executives participate in the Company’s Pension Plan, as do the other salaried employees. The Pension Plan is a tax-qualified defined benefit pension plan. Under the traditional formula, eligible participants generally accrue benefits based on the participant’s service and the participant’s average annual compensation for the highest consecutive five years of plan participation. Pension benefits earned under the traditional formula may be distributed as a lump sum or as an annuity.
     Under the cash balance formula, benefits are expressed in the form of a hypothetical account balance. Each year a participant’s cash balance account is increased by (i) service credits based on the participant’s covered compensation and compensation in excess of the Social Security taxable wage base for that year, and (ii) interest credits based on the participant’s account balance as of the end of the prior year. Service credits accrue at a rate between 5 percent and 6.10 percent, based on the participant’s age and date of participation. Pension benefits earned under the cash balance formula may be distributed as a lump sum or as an annuity.
     Supplemental Retirement Agreements
     In addition to the Pension Plan, certain named executives are covered by an individual supplemental retirement agreement (“SERP”) that generally provides for non-qualified retirement benefits that cannot be provided to the named executives under the Pension Plan due to Internal Revenue Code limitations. Messrs. Tryniski, Kingsley, and Donahue have entered into SERP agreements providing such post-retirement benefits. Mr. McCullough’s SERP was originally executed while he was an officer of Grange and the Company is obligated to honor Grange’s obligations under such plan as Grange’s successor by merger.
     Mark E. Tryniski. Under Mr. Tryniski’s SERP, the Company has agreed to provide Mr. Tryniski with an annual SERP benefit equal to the product of (i) 3%, times (ii) Mr. Tryniski’s years of service, times (iii) his final average compensation. The SERP benefit is then reduced by Mr. Tryniski’s other Company-provided retirement benefits, including 50% of his Social Security benefits. Mr. Tryniski will be entitled to the foregoing SERP benefit (i.e., will become “vested”) only if he completes 36 months as President and Chief Executive Officer. If Mr. Tryniski fails to complete such 36-month period, then he shall be entitled to a minimum SERP benefit generally equal to the excess (if any) of (x) the annual benefit that he would have earned pursuant to the Company’s Pension Plan if (I) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (II) Internal Revenue Code Section 415 is disregarded, minus (y) the annual benefit actually payable to him pursuant to the Pension Plan. Mr. Tryniski’s SERP benefit is payable beginning on the first day of the seventh month that follows the later of his termination of employment with the Company or his attainment of age 55. The benefit is payable in the form of an actuarially reduced joint and 100% survivor benefit.
     Change in Control Provision. If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will treat Mr. Tryniski as fully vested in the SERP benefit, will credit him (for SERP purposes) with the greater of 5 additional years of service or the sum of 2 years plus the number of years of service he is retained as a consultant after the change in control, and will take into account (for “final average compensation” purposes) compensation paid to Mr. Tryniski for consulting services after the change in control.
     Scott A. Kingsley and Brian D. Donahue. Under the SERP agreements for Messrs. Kingsley and Donahue, the Company shall pay the employee an annual supplemental retirement benefit generally equal to the excess (if any) of (i) the annual benefit that he would have earned pursuant to the Company’s Pension Plan if (a) 100% of his annual compensation that is disregarded for Pension Plan purposes solely because of the limit imposed by Internal Revenue Code Section 401(a)(17) is added to the amount of his annual compensation actually taken into account pursuant to the Pension Plan and (b) Internal Revenue Code Section 415 is disregarded, minus (ii) the annual benefit actually payable to him pursuant to the Pension Plan. The SERP benefit is payable beginning on the first day of the seventh month that follows the later of the employee’s cessation of employment with the Company or his attainment of age 55. The benefit is payable in the form of an actuarially reduced joint and 50% survivor benefit. The SERP agreements for Messrs. Kingsley and Donahue do not contain change in control provisions.
     Thomas A. McCullough. Under Mr. McCullough’s SERP agreement, which was assumed by the Company upon consummation of the merger between the Company and Grange, if Mr. McCullough retires on or after December 31, 2007, the Company must provide him with an annual supplemental retirement benefit equal to 85% of his average compensation during the last five years of his employment reduced by the benefit payable under the Company’s Pension Plan, 50% of his Social Security benefit, and Company contributions on Mr. McCullough’s behalf and earnings attributable thereto under the Company’s 401(k) Plan and Deferred Compensation Plan for Certain Executive Employees. The supplemental retirement benefit is payable over the course of 180 months following Mr. McCullough’s retirement from the Company on December 31, 2007.
Nonqualified Deferred Compensation Plan
The following table shows the executive contribution, the Company’s contributions, earnings and account balances for the named executives in the Deferred Compensation Plan for Certain Executive Employees of Community Bank System, Inc.
NONQUALIFIED DEFERRED COMPENSATION

				Aggregate		Aggregate
		Executive	Registrant	Earnings	Aggregate	Balance
		Contributions	Contributions	in Last	Withdrawals/	at Last
		in Last FY	in Last FY	FY	Distributions	FYE
Name	Plan Name	($) (1)	($) (2)	($)	($)	($)
Mark E. Tryniski	Community Bank System, Inc. Deferred Compensation Plan	$0	$6,948	$8,594	$0	$46,948
Scott A. Kingsley	Community Bank System, Inc. Deferred Compensation Plan	$20,800	$15,125	$4,481	$0	$97,019
Brian D. Donahue	Community Bank System, Inc. Deferred Compensation Plan	$12,050	$6,894	$10,266	$0	$58,616
Thomas A. McCullough	Community Bank System, Inc. Deferred Compensation Plan	$19,885	$6,798	$4,391	$0	$94,541
J. David Clark	Community Bank System, Inc. Deferred Compensation Plan	$8,400	$6,798	$2,476	$0	$46,011

(1)	The amount in this column was also reported as “Salary” in the Summary Compensation Table on page 22.

(2)	The amount in this column was also reported in the column entitled “All Other Compensation” in the Summary Compensation Table.

Potential Payment on Termination or Change in Control
     The Company has entered into employment agreements that provide severance benefits to the named executives. Under the terms of the respective named executive’s agreement, the executives are entitled to post-termination payments in the event that they are no longer employed by the Company because of death, disability, involuntary retirement or a change in control. The triggers for post-termination payments under the respective employment agreements are set forth in the descriptions of such agreements on pages 31-33. Payments under the employment agreement may be made in a lump sum or in installments. In addition to the employment agreements, the SERP agreements provide for post-termination benefits (notwithstanding the retirement benefits intended to be conferred in the SERP agreements) in the event of death, disability and a change in control.
     The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executives would be entitled upon termination of employment, assuming a December 31, 2007 termination date.

		Incremental		Acceleration and
		pension	Continuation of	Continuation of
	Expected Post-	benefit	Medical/Welfare	Equity Awards	Total
	Termination	(present value)	Benefits	(unamortized as of	Termination
	Payments ($)	($) (1)	(present value) ($)	12/31/07) ($) (2)	Benefits ($)
Mark E. Tryniski • Death	$104,000	$0	$2,504	$303,042	$409,546
• Disability	208,000	0	5,009	303,042	516,051
• Involuntary termination without cause	1,456,000	0	0	303,042	1,759,042
• Involuntary or good reason termination after CIC	2,080,000	58,859	32,319	303,042	2,474,220
Scott A. Kingsley • Death	$72,750	$0	$2,412	$181,660	$256,822
• Disability	145,500	0	4,823	181,660	331,983
• Involuntary termination without cause	1,222,200	0	0	181,660	1,403,860
• Involuntary or good reason termination after CIC	1,222,200	51,485	31,273	181,660	1,486,618
Brian D. Donahue • Death	$61,600	$0	$2,253	$150,671	$214,524
• Disability	123,200	0	4,506	150,671	278,377
• Involuntary termination without cause	714,560	0	0	150,671	865,231
• Involuntary or good reason termination after CIC	1,034,880	83,009	29,219	150,671	1,297,779
J. David Clark • Death	$48,152	$0	$2,227	$99,946	$150,325
• Disability	96,304	0	4,454	99,946	200,704
• Involuntary Termination without cause	529,672	0	0	99,946	629,618
• Involuntary or good reason termination after CIC	770,432	70,652	28,906	99,946	969,936

(1)	Mr. McCullough retired effective December 31, 2007 and is not entitled to post-termination payments or benefits disclosed in the table.

(2)	The amounts set forth in this column reflect the present value of an additional three years of accumulated benefits under the Company’s Pension Plan. There would be no additional benefits accrued under the individual supplemental executive retirement agreements.

(3)	The amounts reflected in this column do not include any excise tax gross-up amounts. As more fully described on pages 31-33 below, an excise tax gross-up would be paid only if the Company (or its successor) elects, in its sole discretion, to pay change in control benefits in a lump-sum.
     The amounts shown in the table above do not include payments and benefits to the extent they are provided on a nondiscriminatory basis to salaried employees generally upon termination of employment, including accrued salary and vacation pay, regular pension benefits under the Company’s Pension Plan, and distribution of plan balances under the Company’s 401(k) Plan.
     Employment Agreements
     The Company has entered into Employment Agreements with each of the named executives. The Employment Agreements provide for payments upon termination in the event such executive is terminated prior to the expiration of the employee agreement. The quantitative payout amounts are set forth in the chart above.
     Mark E. Tryniski. The Company has an employment agreement with Mr. Tryniski providing for his continued employment until December 31, 2008. The agreement provides that the Company shall pay Mr. Tryniski a base salary at an annual rate of at least $400,000, with his base salary for calendar years after 2006 to be adjusted in accordance with the Company’s regular payroll practices for executive employees. The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Tryniski’s death or disability. The agreement provides for severance pay in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) 200% of the sum of Mr. Tryniski’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Tryniski through the unexpired term of his employment agreement. In addition, if the Company elects not to renew the agreement at the end of its term for reasons other than cause, Mr. Tryniski is entitled to severance pay equal to 200% of the sum of his then current base salary plus the most recent payment to him under the MIP.
     Change in Control Provision. If Mr. Tryniski’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control or if Mr. Tryniski voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his then current base salary plus the award to Mr. Tryniski under the MIP for the year immediately preceding the change in control, will provide full fringe benefits, will permit him to dispose of any restricted stock previously granted to him, and all of his stock options will become fully exercisable. As an alternative, the Board may elect, in its sole discretion, to pay all benefits due to Mr. Tryniski in a single lump sum payment within 90 days following the change in control and Mr. Tryniski’s termination of employment. In such event, the amount of the lump sum payment will be increased to hold Mr. Tryniski harmless from all income and excise tax liability attributable to the lump sum payment.
     Scott A. Kingsley. The Company has an employment agreement with Mr. Kingsley providing for his continued employment until December 31, 2007. The agreement provides that during the period from

December 31, 2004 to December 31, 2007, the Company shall pay Mr. Kingsley a base salary at an annual rate of at least $235,000, with his base salary for calendar years after 2004 to be adjusted in accordance with the Company’s regular payroll practices for executive employees. The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Kingsley’s death or disability. The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Kingsley’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Kingsley through the unexpired term of his employment. In addition, if the Company elects not to renew the agreement at the end of its term for reasons other than cause, Mr. Kingsley is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP. The Company and Mr. Kingsley have entered into a new employment agreement covering the period commencing January 1, 2008 and expiring December 31, 2010 as disclosed in the Company’s Form 8-K filing with the SEC on April 9, 2008.
     Change in Control Provision. If Mr. Kingsley’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Kingsley voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his then current base salary plus the award to Mr. Kingsley under the MIP for the year immediately preceding the change in control, will provide full fringe benefits, will permit him to dispose of any restricted stock previously granted to him, and all of his stock options will become fully exercisable. As an alternative, the Board may elect, in its sole discretion, to pay all benefits due to Mr. Kingsley in a single lump sum payment within 90 days following the change in control and Mr. Kingsley’s termination of employment. In such event, the amount of the lump sum payment will be increased to hold Mr. Kingsley harmless from all income and excise tax liability attributable to the lump sum payment.
     Brian D. Donahue. The Company has an employment agreement with Mr. Donahue providing for his continued employment until December 31, 2009. The agreement provides that during the period from August 1, 2004 through December 31, 2009, the Company shall pay Mr. Donahue a base salary at an annual rate of at least $230,000, with his base salary for calendar years after 2004 to be adjusted in accordance with the Company’s regular payroll practices for executive employees. The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Donahue’s death or disability. The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Donahue’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Donahue through the unexpired term of his employment. In addition, if the Company elects not to renew the agreement at the end of its term for reasons other than cause, Mr. Donahue is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.
     Change in Control Provision. If Mr. Donahue’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Donahue voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his then current base salary plus the award to Mr. Donahue under the MIP for the year immediately preceding the change in control, will provide full fringe benefits, will permit him to dispose of any restricted stock previously granted to him, will pay him the difference between 94% of the market value of his residence and the proceeds of the sale of such residence (if he elects to relocate), and all of his stock options will become fully exercisable. As an alternative, the Board may elect, in its sole discretion, to pay all benefits due to Mr. Donahue in a single lump sum payment within 90 days following the change in control and Mr. Donahue’s termination of employment. In such event, the amount of the lump sum payment will be increased to hold Mr. Donahue harmless from all income and excise tax liability attributable to the lump sum payment.
     J. David Clark. The Company has an employment agreement with Mr. Clark providing for his continued employment until December 31, 2009. The agreement provides that during the period from October 1, 2004 to December 31, 2009, the Company shall pay Mr. Clark a base salary at an annual rate of at least $175,000, with his base salary for calendar years after 2004 to be adjusted in accordance with the Company’s regular payroll practices for executive employees. The agreement may be terminated by the Company for cause at any time, and shall terminate upon Mr. Clark’s death or disability. The agreement provides for severance pay, in the event of a termination for reasons other than cause, death, or disability, equal to the greater of (i) the sum of Mr. Clark’s annual base salary at the time of termination and the most recent payment to him under the Company’s MIP, or (ii) amounts of base salary and expected MIP payments payable to Mr. Clark through the unexpired term of his employment. In addition, if the Company elects not to renew the agreement at the end of its term for reasons other than cause, Mr. Clark is entitled to severance pay equal to 175% of the sum of his then current base salary plus the most recent payment to him under the MIP.
     Change in Control Provision. If Mr. Clark’s employment is terminated for reasons other than cause, death, or disability within two years following a change in control, or if Mr. Clark voluntarily resigns during this period based upon an involuntary and material adverse change in his title, duties, responsibilities, working conditions, total remuneration, or the geographic location of his assignment, the Company will retain him as a consultant for three years at an annual consulting fee equal to his then current base salary plus the award to Mr. Clark under the MIP for the year immediately preceding the change in control, will provide full fringe benefits, will permit him to dispose of any restricted stock previously granted to him, and all of his stock options will become fully exercisable. As an alternative, the Board may elect, in its sole discretion, to pay all benefits due to Mr. Clark in a single lump sum payment within 90 days following the change in control and Mr. Clark’s termination of employment. In such event, the amount of the lump sum payment will be increased to hold Mr. Clark harmless from all income and excise tax liability attributable to the lump sum payment.
AUDIT COMMITTEE REPORT
     In accordance with its written charter adopted by the Board of Directors, a copy of which is available at the Company’s website at www.communitybankna.com and in print to any Shareholder who requests it, the Company’s Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of the Company and the Bank. The Committee reviews internal and external audits of the Company and the Bank and the adequacy of the Company’s and the Bank’s accounting, financial, and compliance controls, oversees major policies with respect to risk assessment and management, and selects the Company’s independent auditors.
     The Audit Committee is comprised of three directors, each of whom the Board has determined to be independent as independence for audit committee members is defined by the Sarbanes-Oxley Act and the NYSE Rules. In addition, each member of the Committee is financially literate and at least one member of the Committee meets the NYSE standard of having “accounting or related financial management expertise.” In addition, the Board has determined that Charles E. Parente, who serves on the Committee, qualifies as an “audit committee financial expert” as defined by the SEC Rules.
     In discharging its oversight responsibilities the Committee has reviewed and discussed the Company’s 2007 audited consolidated financial statements with management of the Company and its independent public accountant and has discussed with its independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Statements No. 61, as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).
     The Committee has also received the written disclosures and letter from the Company’s independent accountants as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent accountants their independence. In concluding that the auditors are independent, the Committee considered, among other factors, the non-audit services provided by the auditors as described on page 35.
     Based on the above-mentioned reviews and discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.
William M. Dempsey (Chair)
Brian R. Ace
Charles E. Parente
ITEM TWO: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     During the fiscal year ended December 31, 2007, the firm of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, was retained by the Audit Committee of the Board of Directors to perform the annual examination of the consolidated financial statements of the Company and its subsidiaries. The Audit Committee also retained PricewaterhouseCoopers LLP to advise the Company in connection with various other matters as described below.
     The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal year 1991.
     Shareholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may appoint a different firm at any time during the year if they determine that such a change would be in the best interests of the Company.
     Representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement, if the representatives desire, and will be available to respond to appropriate questions from Shareholders.

Vote Required and Recommendation
     Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.
     The Board of Directors recommends that Shareholders vote FOR this Proposal. Proxies solicited by the Board of Directors will be voted in favor of the Proposal unless Shareholders specify otherwise.
FEES PAID TO PRICEWATERHOUSECOOPERS LLP
     The following table sets forth the aggregate fees billed to the Company by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2006 and 2007.

	2006	2007
Audit Fees	$363,131	$351,459
Audit Related Fees (1)	12,000	12,000
Tax Fees (2)	103,400	82,250
All Other Fees (3)	7,452	0

(1)	Includes fees incurred in connection with the audit of Community Investment Services, Inc.

(2)	Includes tax preparation and compliance fees of $40,500 and $51,000 for 2007 and 2006, respectively, and fees incurred in connection with tax consultation related to acquisitions, tax planning, and other matters of $41,750 and $52,400 for 2007 and 2006, respectively.

(3)	Represents subscription fees to Comperio, a PricewaterhouseCoopers LLP trademarked product.
     Pursuant to the Audit Committee Charter, the Company is required to obtain pre-approval by the Audit Committee for all audit and permissible non-audit services obtained from its independent auditors to the extent required by applicable law. In accordance with this pre-approval policy, the Audit Committee pre-approved all audit and non-audit services for fiscal 2006 and fiscal 2007.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and holders of more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of the common stock. Such persons are required by regulations of the Securities and Exchange Commission to furnish the Company with copies of all such filings. Based solely on its review of the copies of such filings received by it and written representations of Reporting Persons with respect to the fiscal year ended December 31, 2007, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended December 31, 2007, except as follows: due to administrative oversight, certain filings on Form 4 were not timely filed for Directors Ace,

Cantwell, Dempsey, DiCerbo, Parente, and Steele regarding the acquisition of deferred stock pursuant to the Director’s Deferred Compensation Plan and for Directors Ace, Cantwell, Dempsey, DiCerbo, Gabriel, Kaplan, Parente, Patterson, and Steele regarding the award of phantom stock under the Director’s Stock Balance Plan; and Director DiCerbo filed one late report on Form 4 reflecting a single purchase transaction.
ITEM THREE: SHAREHOLDER PROPOSAL TO
ELIMINATE CLASSIFIED BOARD OF DIRECTORS
          Gerald R. Armstrong, a shareholder of the Company who owns approximately 623 shares of Common Stock, has notified the Company of his intention to propose a resolution at the Annual Meeting of Shareholders. Mr. Armstrong’s address is 820 Sixteenth Street, No. 705, Denver, Colorado 80202-3227. The resolution and statement provided by Mr. Armstrong are set forth below.
RESOLUTION
That the shareholders of COMMUNITY BANK SYSTEM, INC. request its Board of Directors to take the steps necessary to eliminate classification of terms of its Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.
STATEMENT
The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.
U. S. Bancorp, Associated Banc-Corp, Piper-Jaffray Companies, Fifth-Third Bancorp, Pan Pacific Retail Properties, Qwest Communications International, Xcel Energy, Greater Bay Bancorp, North Valley Bancorp, Pacific Continental Corporation, Regions Financial Corporation, CoBiz Financial Inc., Marshall & Illsley Corporation, and Wintrust Financial, Inc. are among the corporations electing directors annually because of the efforts of the proponent.
The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.
A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.
While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.
The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect a need for change.
If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.
Board Recommendation
     Your Board of Directors unanimously recommends a vote AGAINST this proposal for the reasons stated below.
     Our Certificate of Incorporation currently provides for a “classified board” in which the Board is divided into three equal-sized classes, and the members of each class are elected by the shareholders to serve staggered three-year terms. The current classified board structure has been in existence since it was approved by our shareholders when the Company was formed. Numerous well-respected and successful U.S. companies utilize classified boards. In 2007, over a majority of the companies in the S&P Small Cap Index had classified boards.
     The Board of Directors and the Board’s Nominating and Corporate Governance Committee, comprised of independent directors, have carefully considered this proposal and the advantages and disadvantages of a classified board. We have concluded that the advantages of the Company’s classified board structure outweigh any purported benefits that might be gained by eliminating the Company’s classified board structure. More specifically, the Board believes that the proponent’s rationale for the change is not applicable to the Company and that our classified board of directors is a critical part of our long-term financial success and stability for the following reasons:
•	The three-year staggered board terms are designed to enhance the continuity and effectiveness of long-term planning and ensure that a majority of directors at any given time have prior experience as directors of the Company. The business and markets in which the Company and its subsidiaries engage are highly complex and regulated, spread across diverse regions and markets, and involve different businesses including banking and financial services, pension plan administration and consulting, insurance, investment management, financial advisory services, and a retail banking network of over 130 branches. The long-term success achieved by the Company and its subsidiaries is in large part dependent upon the directors having a deep understanding of, and the ability to plan and execute long-term strategies with respect to, the various businesses and markets in which we operate.

•	The Board believes that the continuity afforded by a classified board is especially important in the community banking industry where directors often play a more active role and often have a higher identity in the market areas serviced by the bank than do directors of large diversified companies. A classified board also assists the Company in attracting top director candidates who are willing to make longer-term commitments of their time and energy.

•	Electing directors to three-year terms also enhances the independence of directors by providing them with a longer-term of office, thereby insulating them against pressure from management or from special interest groups who might have an agenda contrary to the long-term interests of all shareholders.

•	The Board of Directors will be in a better position to negotiate effectively with a potential acquirer to realize the greatest possible shareholder value when they are not subject to being replaced at the next upcoming annual meeting. Because directors of a classified board are not subject to being replaced each year, the classified structure gives the incumbent directors greater ability and leverage with an acquirer to evaluate the adequacy and fairness of any business combination proposal, negotiate on behalf of all shareholders, and weigh alternative methods of maximizing value for all shareholders.
     Contrary to Mr. Armstrong’s statement, the Board does not believe that the benefits afforded by the classified board structure result in a reduction in accountability of the Board to the shareholders. Each director of the Company is bound by, and demonstrates, the same fiduciary duties and accountability to our shareholders regardless of how often they stand for election.
     The Board believes accountability is a critical element of our corporate governance structure which fosters higher performance and returns to our shareholders. However, in our view, eliminating the Company’s classified board will not enhance accountability to shareholder interests or result in stronger financial returns to our shareholders. The Board believes that strong financial performance is a function of continuing to formulate and execute successful, long-term strategies tailored to the business and marketplace in which we operate. To that point, we would ask our shareholders to consider the Company’s actual performance in comparison to our peer group of S&P Small Cap Commercial Banks Index based on total return (reinvestment of dividends) over the last one, three, five, ten and fifteen year periods, as of February 29, 2008, set forth below:

	1-Year	3-Year	5-Year	10-Year	15-Year
Community Bank System, Inc.	7.6%	1.6%	9.8%	6.3%	12.9%

S&P Small Cap Commercial Banks Index	(31.9%)	(10.2%)	1.4%	3.9%	N/A
     Mr. Armstrong cites an academic study from 2003, reviewing data from 1990 to 1998, to support a link between governance practices (such as annual directors election) and firm value. However, it should be noted that in this study the existence of a classified board was only one of 24 different variables considered in reviewing whether a correlation existed between the governance practices and firm value. Further, the study itself concluded that the data did not allow for strong conclusions about causality between governance practices and firm value. As a Board, however, we do not contest the proponent’s focus on good corporate governance practices and shareholder returns, or that a relationship exists between corporate governance and shareholder returns. The Board of Directors has maintained a separation of the Chairman of the Board position and the Chief Executive Officer position since the inception of the Company and in 2005 discontinued its “Poison Pill” Plan in furtherance of maintaining a high degree of accountability to shareholder interests.
     The proponent has been an advocate for numerous similar provisions to eliminate classified boards at public companies. While the proposal may be consistent with governance practices generally promoted by some commentators, it is not, in our view, in the best interest of the Company, or necessary to protect our shareholders’ interest.

     Finally, shareholders should understand that approval of this proposal would not by itself eliminate our classified board structure. A vote in favor of this proposal is an advisory recommendation to the Board. Elimination of our classified board would require an amendment to our Certificate of Incorporation, which would require approval of the Board and an affirmative vote of at least two-thirds of the outstanding shares of common stock.
     Signed proxies will be voted against the proposal unless otherwise specified.
     The Board of Directors unanimously recommends that you vote AGAINST this proposal.
SHAREHOLDER PROPOSALS
     If Shareholder proposals are to be considered by the Company for inclusion in a proxy statement for a future meeting of the Company’s Shareholders, such proposals must be submitted on a timely basis and must meet the requirements established by the Securities and Exchange Commission for Shareholder proposals. Shareholder proposals for the Company’s 2009 Annual Meeting of Shareholders will not be deemed to be timely submitted unless they are received by the Company at its principal executive offices by December 19, 2008. Such Shareholder proposals, together with any supporting statements, should be directed to the Secretary of the Company. Shareholders submitting proposals are urged to submit their proposals by certified mail, return receipt requested.
OTHER MATTERS
     The Board of Directors of the Company is not aware of any other matters that may come before the Meeting. However, the Proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Meeting.
Date: April 17, 2008

By Order of the Board of Directors

Donna J. Drengel
Secretary

The Directors and Officers
of
COMMUNITY BANK SYSTEM, INC.
extend a cordial invitation for you to
join them for refreshments at the
Regina A. Quick Center for the Arts
ST. BONAVENTURE UNIVERSITY
St. Bonaventure, New York
at 12:00 Noon
immediately prior to the
ANNUAL MEETING OF SHAREHOLDERS
Wednesday, May 21, 2008

Paul M. Cantwell	Mark E. Tryniski
Chairman	President & CEO

PROXY
COMMUNITY BANK SYSTEM, INC.
5790 Widewaters Parkway
Dewitt, New York 13214-1883
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Charles M. Ertel and Donna J. Drengel, proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Community Bank System, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Shareholders of the Company to be held May 21, 2008 or any adjournment thereof.
(Continued, and to be marked, signed and dated on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF
COMMUNITY BANK SYSTEM, INC.
May 21, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internate. ê

20330300000000001000 2	052108
THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” PROPOSITIONS #1 AND #2 AND “AGAINST” PROPOSITION #3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	ELECTION OF DIRECTORS:

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Brian R. Ace Paul M. Cantwell, Jr.
		¡	William M. Dempsey
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST		ABSTAIN
2.	RATIFICATION OF APPOINTMENT OF PWC as the Company’s independent registered public accounting firm for the 2008 fiscal year	☐	☐		☐

3.	CONSIDER A SHAREHOLDER PROPOSAL to eliminate the classified board of directors	☐	☐		☐

In their discretion, such attorneys-in-fact and proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned.

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSITIONS # 1 AND # 2 AND “AGAINST” PROPOSITION # 3.

Please check hare if you plan to attend the meeting.				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.